Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE
	Contact:	Lynda L. Glass
717.339.5085

ACNB CORPORATION REPORTS

2006 SECOND QUARTER EARNINGS

GETTYSBURG, Pa., August 9—ACNB Corporation reported net income of $1,931,000 for the second quarter of 2006, compared to $1,729,000 over the same period for 2005, an increase of 12%.  Net income on a per share basis amounted to $.36 for the second quarter of 2006 and was $.32 for the same period in 2005.  The most significant component of the Corporation’s total net income is net interest income, which increased by 1% to $6,310,000 for the quarter ended June 30, 2006, in comparison to $6,258,000 for the quarter ended June 30, 2005.  Even with this increase, the Corporation’s interest expense has been increasing at a faster rate than its interest income over the last several quarters, and this trend is expected to continue in 2006.  A gain on investment securities in the second quarter of 2006, compared with a loss in the second quarter of 2005, contributed to higher net income in the second quarter of 2006.  Increasing revenue from insurance sales and fee income also had a positive impact on total net income during the second quarter and first half of 2006.

The Corporation reported net income of $3,657,000 for the first half of 2006, compared to $3,811,000 over the same period for 2005, a decrease of 4%.  Net income on a per share basis amounted to $.67 for the first six months of 2006 and was $.70 for the same period in 2005.  Net interest income decreased by less than 1% to $12.50 million for the six months ended June 30, 2006, in comparison to

$12.52 million for the six months ended June 30, 2005.  Higher funding costs have been a significant factor impacting year-to-date earnings.

Dividends paid to ACNB Corporation shareholders for the second quarter of 2006 totaled $1,142,000, or $.21 per share.  This cash dividend of $.21 per share was paid on June 15, 2006, to shareholders of record on June 1, 2006.  Aggregate dividends paid to shareholders year-to-date in 2006 were $2,283,000, or $.42 per share, as of June 15, 2006.

Total assets of ACNB Corporation on June 30, 2006, were $957 million—a 4% increase in comparison to June 30, 2005.  Deposits reached $679 million as of June 30, 2006, compared to $676 million as of the same date in 2005. Total loans increased by 12% to $519 million, as compared to June 30, 2005.  Shareholders’ equity totaled  $73.2 million on June 30, 2006, resulting in the Corporation and its banking subsidiary continuing to meet all minimum capital adequacy requirements to which they are subject for categorization as a well-capitalized financial institution.

ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for the wholly-owned subsidiaries of Adams County National Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD.  Originally founded in 1857, Adams County National Bank serves its marketplace via a network of eighteen retail banking offices located throughout Adams County, PA, and in Dillsburg and Hanover, York County, PA.  Farmers National Bank of Newville, a division of Adams County National Bank, serves customers at three retail banking offices in the Newville, Cumberland

County, PA, area.  Russell Insurance Group, Inc. offers a broad range of commercial and personal insurance lines with licenses in thirty-two states, including Pennsylvania and Maryland, and offices in Westminster, Carroll County, MD, and Timonium, Baltimore County, MD.

In addition to historical information, this report contains forward-looking statements.  Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure and other financial terms, (b) statements of plans and objectives of management or the board of directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas.  Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy.  Forward-looking statements are subject to certain risks and uncertainties.  Actual results may differ materially from those projected in the forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements.  They only reflect management’s analysis, as of this date.  The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time-to-time with the Securities and Exchange Commission, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed by the Corporation.  Please also carefully review any Current Reports on Form 8-K filed by the Corporation with the Securities and Exchange Commission.

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